SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under 14a-12

SPECTRUM BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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SPECTRUM BRANDS, INC.

6 Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

March 24, 2006

Dear Shareholder:

On Wednesday, April 26, 2006, Spectrum Brands, Inc. will hold its annual meeting of shareholders. On behalf of the Board of Directors, I am pleased to invite you to join us so we can report to you on the activities of Spectrum during fiscal 2005. The meeting will be held at Spectrum’s North American headquarters located at 601 Rayovac Drive in Madison, Wisconsin, and is scheduled to begin at 8:00 a.m., local time.

This year you are being asked to vote on the following matters: (1) the election of three Class III directors to the Board of Directors for a three-year term and one Class I director to the Board of Directors for a two year term; and (2) the ratification of the Board of Directors’ appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2006. The Board of Directors recommends that you vote FOR each proposal. These proposals are described in the attached proxy statement, which you are encouraged to read fully.

Whether or not you plan to attend the annual meeting, it is important that your shares be represented. Regardless of the number of shares you own, please complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope.

We appreciate your continued support.

Sincerely,

David A. Jones

Chairman and

Chief Executive Officer

SPECTRUM BRANDS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Spectrum Brands, Inc.:

The annual meeting of the shareholders of Spectrum Brands, Inc. (the “Annual Meeting”) will be held at Spectrum’s North American headquarters located at 601 Rayovac Drive in Madison, Wisconsin, on Wednesday April 26, 2006, at 8:00 a.m., local time, for the following purposes:

1.	To elect three Class III directors to the Board of Directors for a three-year term expiring at the 2009 annual meeting and one Class I director to the Board of Directors for a two-year term expiring at the 2008 annual meeting;

2.	To ratify the appointment by the Board of Directors of KPMG LLP as our independent registered public accounting firm for fiscal 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

All shareholders of record at the close of business on Wednesday, March 15, 2006, will be entitled to vote at the Annual Meeting, whether in person or by proxy. Please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person, if they wish to do so.

By Order of the Board of Directors,

James T. Lucke

Secretary

6 Concourse Parkway, Suite 3300

Atlanta, Georgia 30328

March 24, 2006

IMPORTANT

All shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, you are urged to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. This will assure your representation and a quorum for the transaction of business at the Annual Meeting. If you do attend the Annual Meeting, you may vote in person if you desire to do so, even if you have returned a proxy card.

SPECTRUM BRANDS, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 26, 2006

General

We are furnishing this proxy statement to shareholders of record of Spectrum Brands, Inc. (“Spectrum” or the “Company”) in connection with the solicitation of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held on Wednesday, April 26, 2006, at Spectrum’s North American headquarters located at 601 Rayovac Drive in Madison, Wisconsin, at 8:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. The Notice of Annual Meeting of Shareholders, this proxy statement and the enclosed form of proxy are first being mailed to shareholders on or about March 24, 2006.

Voting Securities, Quorum and Vote Required

Only holders of record of common stock, par value $.01 per share, of Spectrum (the “Common Stock”) as of the close of business on March 15, 2006 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 50,742,646 shares of Common Stock issued and outstanding, constituting all of our issued and outstanding voting securities. Shareholders are entitled to one vote for each share of Common Stock they held as of the Record Date.

A quorum of shareholders is necessary to hold a valid annual meeting. A quorum will exist at the Annual Meeting if the holders of record of a majority of the number of shares of Common Stock outstanding as of the Record Date are present in person or represented by proxy at the Annual Meeting. Shares held as of the Record Date by holders who are present in person or represented by proxy at the Annual Meeting but who have abstained from voting or not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting will be counted as present for purposes of establishing a quorum.

To be elected as a Class III or a Class I director at the Annual Meeting (Proposal No. 1), each candidate for election must receive a plurality of the votes cast by the shareholders present in person or represented by proxy at the Annual Meeting, provided a quorum is present. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting, provided a quorum is present, is required to ratify the Board of Directors’ appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2006 (Proposal No. 2).

Shares represented by proxies that are marked “WITHHELD” with regard to Proposal No. 1 (Election of Directors) will be excluded entirely from the vote and will have no effect. Shares represented by proxies that are marked “ABSTAIN” with regard to Proposal No. 2 (Ratification of KPMG LLP’s Appointment) will be considered present in person or represented by proxy at the Annual Meeting and will have the effect of a negative vote because approval of this proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

If your shares are held in a brokerage account they may not be voted or may be voted contrary to your wishes. A broker “non-vote” occurs on a proposal when a broker who holds shares of record in the broker’s name is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. For purposes of the Annual Meeting, brokers holding your shares in their name will be permitted to vote such shares with respect to all of the proposals to be voted on at the Annual Meeting without instruction from you, and, accordingly, broker non-votes will not occur with respect to any of the proposals. To ensure your shares are voted in the manner you desire, you should provide written instructions to your broker on how to vote your shares for each of the two proposals to be voted on at the Annual Meeting.

Proxies and Voting Procedures

Voting Your Proxy

You may vote in person at the Annual Meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting. However, if your shares are held in the name of your broker, bank or other nominee (shares held in “street name”), you must bring a proxy from your broker, bank or other nominee authorizing you to vote your “street name” shares held as of the Record Date.

Voting instructions are included on your proxy card. If you properly complete, date and sign your proxy and return it to us in time for it to be voted at the Annual Meeting, one of the individuals named as your proxy, each of whom is one of our officers, will vote your shares as you have directed on the proxy card. If you sign and timely return your proxy card, but do not indicate how your shares are to be voted with respect to one or more of the proposals to be voted on at the Annual Meeting, your shares will be voted FOR each of such proposals.

Our Board of Directors has no knowledge of any matters that will be presented for consideration at the Annual Meeting other than those described herein. If any other matter is properly presented at the Annual Meeting upon which a vote may properly be taken, shares represented by duly executed and timely returned proxy cards will be voted on any such matter in accordance with the judgment of the named proxies. The named proxies will also have discretionary authority to vote upon any adjournment or postponement of the Annual Meeting, including for the purpose of soliciting additional proxies.

How to Vote by Proxy

You may vote by proxy by completing, signing, dating and returning your proxy card in the enclosed envelope. If you hold your shares through a broker or other custodian, you should provide written instructions to your broker on how to vote your shares. With respect to each of the proposals to be voted on at the Annual Meeting, your broker will be permitted to vote your shares without instruction from you. As a result, if you do not provide your broker with instructions on how to vote your shares with respect to each of the two proposals, your broker may vote your shares in a different manner than you would have voted if you had provided instructions to your broker.

Revoking Your Proxy

You may revoke your proxy before it is voted by:

•	sending in a new proxy with a later date;

•	notifying the Secretary of the Company in writing before the Annual Meeting that you have revoked your proxy; or

•	voting in person at the Annual Meeting.

If you hold your shares through a broker or other custodian, you will need to contact them to revoke your proxy.

Voting in Person

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a “legal-proxy” from your broker, bank or other nominee authorizing you to vote your “street name” shares held as of the Record Date.

Proxy Solicitation

This solicitation of proxies is being made on behalf of our Board of Directors and we will bear the costs of the solicitation. We have engaged Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of approximately $7,000 plus reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, proxies may also be solicited by our directors, officers and employees in person or by telephone or fax, for which they will receive no additional compensation. We will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.

Delivery of Proxy Materials and Annual Report to Households

The Rules of the Securities and Exchange Commission (the “SEC”) permit companies and brokers, banks or other intermediaries to deliver a single copy of an annual report and proxy statement to households at which two or more shareholders reside (commonly referred to as “householding”). Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and who have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of our annual report to shareholders for the last fiscal year (the “Annual Report”) and this proxy statement. If you hold your shares in your own name as a holder of record, householding will not apply to your shares.

Beneficial owners who reside at a shared address at which a single copy of our Annual Report and this proxy statement is delivered may obtain a separate copy of our Annual Report and/or this proxy statement without charge by sending a written request to Spectrum Brands, Inc., 6 Concourse Parkway, Suite 3300, Atlanta, Georgia 30328, Attention: Vice President, Investor Relations, by calling us at (770) 829-6200 or by writing to us via electronic mail at investorrelations@spectrumbrands.com. We will promptly deliver an Annual Report and/or this proxy statement upon request.

Not all brokers, banks or other intermediaries may offer the opportunity to permit beneficial owners to participate in householding. If you want to participate in householding and eliminate duplicate mailings in the future, you must contact your broker, bank or other intermediary directly. Alternatively, if you want to revoke your consent to householding and receive separate annual reports and proxy statements for each beneficial owner sharing your address, you must contact your broker, bank or other intermediary to revoke your consent.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine members, as determined in accordance with our Amended and Restated By-Laws. In accordance with our Amended and Restated Articles of Incorporation, the Board of Directors is divided into three classes (designated Class I, Class II and Class III, respectively), each consisting, as nearly as possible, of one-third of the total number of directors. The current term of office of the Class III directors expires at the Annual Meeting. The Class II and Class I directors are serving terms that expire at the annual meeting of shareholders to be held in 2007 and 2008, respectively. The three classes are currently comprised of the following directors:

Class I consists of David A. Jones and Barbara S. Thomas who will serve until the annual meeting of shareholders to be held in 2008. Former director Neil P. DeFeo resigned from his position as a Class I Director effective December 31, 2005;

Class II consists of Thomas R. Shepherd, Charles A. Brizius and Scott A. Schoen who will serve until the annual meeting of shareholders to be held in 2007, and John S. Lupo, who will resign his position immediately prior to the Annual Meeting and will be standing for re-election as a Class I director at the Annual Meeting; and

Class III consists of Kent J. Hussey, William P. Carmichael and John D. Bowlin, who will serve until the Annual Meeting.

In light of Mr. DeFeo’s resignation as a Class I director and in order to have each class consist, as nearly as possible, of one-third of the total number of directors, John S. Lupo has agreed to resign his position as a Class II director and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee, effective immediately prior to the Annual Meeting, and stand for re-election as a Class I director this year. If elected, Mr. Lupo would serve a two year term as a Class I director expiring at the annual meeting of shareholders to be held in 2008 and be reappointed as a member of the Compensation Committee and Nominating and Corporate Governance Committee.

The named proxies will vote the shares represented by all proxies received for the nominees for these vacancies, except to the extent authority to do so is withheld. Shareholders may withhold authority from the named proxies to vote for the entire slate of directors as nominated or may withhold the authority to vote for any individual nominee by marking the box under the “WITHHOLD” column adjacent to the name(s) of the appropriate director(s) on the proxy card. Withholding authority to vote for one or more of the nominees will result in those nominees receiving fewer votes. If any nominee is or becomes unable or unwilling to serve, all proxies received will be voted for the person, if any, as shall be designated by the Board of Directors to replace the nominee. Each nominee has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable to serve as a director.

The names of the nominees being presented for consideration by the shareholders (all of whom are incumbent directors) and our current directors, their ages, the years in which they became directors of the Company and certain other information about them are set forth on the following pages. Except for Thomas H. Lee Partners, L.P. and its affiliates, none of the corporations or other organizations referred to on the following pages with which a director or nominee for director has been employed or otherwise associated is currently a parent, subsidiary or other affiliate of the Company.

Nominees for Vacancies on the Board of Directors

Nominees for the vacancies in Class III, whose three-year term will expire at the 2009 annual meeting of shareholders, are as follows:

Kent J. Hussey Age 59	Mr. Hussey has served as one of our directors since October 1996 and has served as our President and Chief Operating Officer since August 2002 and from April 1998 until November 2001. From December 2001 through July 2002, Mr. Hussey served as our President and Chief Financial Officer. From October 1996 to April 1998, Mr. Hussey served as our Executive Vice President of Finance and Administration and our Chief Financial Officer. From 1994 to 1996, Mr. Hussey was Vice President and Chief Financial Officer of ECC International, a producer of industrial minerals and specialty chemicals, and from 1991 to July 1994, Mr. Hussey served as Vice President and Chief Financial Officer of The Regina Company. Mr. Hussey also serves as a director of American Woodmark Corporation and a privately-held company.

William P. Carmichael Age 62	Mr. Carmichael has served as one of our directors since August 2002. From 1999 to 2001, Mr. Carmichael served as Senior Managing Director of the Succession Fund, a company that provides strategic financial and tax consulting to closely held private companies. Mr. Carmichael also served as Senior Vice President of Sara Lee Corporation from 1991 to 1993, Vice President from 1985 to 1990 and Chief Financial Officer from 1987 to 1990 of Beatrice Foods Company, Vice President of E-II Holdings from 1987 to 1988 and Vice President of Esmark, Inc. from 1976 to 1984. Mr. Carmichael is a director of Cobra Electronics Corporation, The Finish Line, Inc. and Simmons Company and serves as a Trustee and Chairman of Columbia Funds Series Trust, Columbia Funds Master Investment Trust and Nations Separate Account Trust. Mr. Carmichael is the Chairperson of our Audit Committee and member of our Compensation Committee.

John D. Bowlin Age 55	Mr. Bowlin has served as one of our directors since May 2004. Mr. Bowlin most recently served as President and Chief Executive Officer of Miller Brewing Company, a subsidiary of SABMiller plc, from 2002 to 2003. From 1985 to 2002, Mr. Bowlin served in a variety of senior executive positions at Philip Morris Companies, Inc., including: Chief Executive Officer of Miller Brewing Company from 1999 to 2002; President and Chief Executive Officer of Kraft Foods International from 1996 to 1999; President and Chief Operating Officer of Kraft Foods North America from 1994 to 1996; President and Chief Operating Officer of Miller Brewing Company from 1993 to 1994; and President of Oscar Mayer Food Corporation from 1991 to 1993. From 1974 to 1991, he held positions of increasing responsibility at General Foods Corporation. Mr. Bowlin is a member of both our Audit Committee and Nominating and Corporate Governance Committee.

The nominee for the vacancy in Class I, whose two-year term will expire at the 2008 annual meeting of shareholders, is:

John S. Lupo Age 59	Mr. Lupo has served as one of our directors since July 1998 and is a principal in the consulting firm Renaissance Partners, LLC, which Mr. Lupo joined in February 2000. From October 1998 until November 1999, Mr. Lupo served as Executive Vice President for Sales and Marketing for Bassett Furniture Industries, Inc. From April 1998 to October 1998, Mr. Lupo served as a consultant in the consumer products industry. From August 1996 to April 1998, Mr. Lupo served as Senior Vice President and Chief Operating Officer for the international division of Wal-Mart Stores, Inc. From October 1990 to August 1996, Mr. Lupo served as Senior Vice President - General Merchandise Manager of Wal-Mart Stores, Inc. Mr. Lupo also serves as a director of CitiTrends, Inc. Mr. Lupo is a member of both our Compensation Committee and Nominating and Corporate Governance Committee.

The Board of Directors recommends a vote FOR Proposal No. 1 to elect the above-named nominees as Class III and Class I directors of Spectrum.

Directors Continuing in Office

The directors continuing in office in Class I, whose three-year term will expire at the 2008 annual meeting of shareholders, are as follows:

David A. Jones Age 56	Mr. Jones has served as Chairman of our Board of Directors and our Chief Executive Officer since September 1996. From September 1996 to April 1998, Mr. Jones also served as our President. Between February 1995 and March 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer and Chairman of the Board of Directors of Thermoscan, Inc., a manufacturer and marketer of infrared ear thermometers for consumer and professional use. From 1989 to September 1994, Mr. Jones served as President and Chief Executive Officer of The Regina Company, a manufacturer of vacuum cleaners and other floor care equipment. In addition, Mr. Jones serves as a director of Pentair, Inc. and Simmons Company. Mr. Jones has over 30 years of experience working in the consumer products industry.

Barbara S. Thomas Age 56	Ms. Thomas has served as one of our directors since May 2002. Ms. Thomas most recently served as Interim Chief Executive Officer of The Ocean Spray Company from November 2002 to April 2003. Previously, Ms. Thomas was President of Warner-Lambert Consumer Healthcare, the over-the-counter pharmaceuticals business of the Warner-Lambert Company, until its purchase by Pfizer Inc. in July 2000. From 1997 to 2004, Ms. Thomas served as a director of Dial Corporation. From 1993 to 1997, Ms. Thomas was employed by the Pillsbury Company, serving last as President of Pillsbury Canada Ltd. Prior to joining Pillsbury, Ms. Thomas served as Senior Vice President of Marketing for Nabisco Brands, Inc. Ms. Thomas serves as a director and a member of the Audit and Conduct Review Committee of the Bank of Nova Scotia and as a director and member of the Audit and Finance Committees of Blue Cross/Blue Shield of Florida, Inc. Ms. Thomas is the Chairperson of our Nominating and Corporate Governance Committee and a member of our Audit Committee.

The directors continuing in office in Class II, whose three-year term will expire at the 2007 annual meeting of shareholders, are as follows:

Thomas R. Shepherd Age 76	Mr. Shepherd has served as one of our directors since our September 1996 recapitalization. Mr. Shepherd is Chairman of TSG Equity Partners, LLC, a private equity investment firm, and is a director of various privately-held companies and previously several public companies. From 1986 through 1998, Mr. Shepherd served as a Managing Director of Thomas H. Lee Company. Mr. Shepherd is our Lead Director and the Chairperson of our Compensation Committee

Charles A. Brizius Age 36	Mr. Brizius has served as one of our directors since our acquisition of United. Mr. Brizius is a Managing Director of Thomas H. Lee Partners, L.P., joining the firm in 1993. From 1991 through 1993, Mr. Brizius was with Morgan Stanley & Co. Incorporated where he was a financial analyst in the bank’s Financial Institutions Group, Investment Banking Division. Mr. Brizius serves or has served as a director of numerous public and private companies in which THL has invested, including Ariel Holdings, Ltd., Houghton Mifflin Company, Frontline Management Companies, Inc. and Warner Music Group.

Scott A. Schoen Age 47	Mr. Schoen has served as one of our directors since our acquisition of United. He is Co-President of Thomas H. Lee Partners, L.P. Prior to joining Thomas H. Lee Partners, L.P. in 1986, Mr. Schoen was in the Private Finance Department of Goldman, Sachs & Co. Mr. Schoen is a Director of Simmons Company. He is a member of the Board of Trustees of Spaulding Rehabilitation Hospital Network. He is also a member of the Board of Advisors of the Yale School of Management and a member of the Yale Development Board.

Messrs. Brizius and Schoen were appointed to the Board of Directors in February 2005 pursuant to a shareholder’s agreement by and between the Company and UIC Holdings, L.L.C. (“Holdings”), dated as of January 3, 2005 (the “Shareholder’s Agreement”), which was filed as an exhibit to the Current Report on Form 8-K filed by the Company on January 4, 2005. On January 14, 2005, Holdings merged with and into United Industries Corporation (“United”) and on February 7, 2005, the Company acquired United (as further described in “Certain Relationships and Related Transactions” herein). As permitted by the Shareholder’s Agreement, Holdings assigned its rights and obligations under the Shareholder’s Agreement to Thomas H. Lee Partners, L.P. or its affiliates (“THL”). The Shareholder’s Agreement required the Company to increase the number of positions on the Board of Directors by two directors. Pursuant to, and immediately following the execution of the Shareholder’s Agreement, THL designated Messers Brizius and Schoen to fill the two newly-created positions on the Board of Directors. Going forward, the Shareholder’s Agreement allows THL to include on any slate of directors presented to the Company’s stockholders for election at the appropriate meeting of stockholders, to be approved by the Company’s Nominating and Corporate Governance Committee, up to two nominees so long as THL owns at least 15% of the Company’s issued and outstanding Common Stock on a fully-diluted basis, and one nominee so long as THL owns at least 10% of the Company’s issued and outstanding Common Stock on a fully-diluted basis.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

In addition to those directors named above who are also executive officers of the Company, set forth below is certain information concerning non-director employees who serve as executive officers of the Company. Our executive officers serve at the discretion of the Board of Directors. Except for United, none of the corporations or other organizations referred to below with which an executive officer has been employed or otherwise associated is a parent, subsidiary or other affiliate of Spectrum.

Randall J. Steward, age 51, has served as our Executive Vice President and Chief Financial Officer since August 2002. From January 2002 until August 2002, Mr. Steward took a leave of absence for personal reasons. Previously, he served as our Executive Vice President of Administration and Chief Financial Officer from October 1999 to December 2001. Mr. Steward initially joined us in March of 1998 as our Senior Vice President of Corporate Development and was named Senior Vice President of Finance and Chief Financial Officer in April 1998, a position he held until October 1999. From October 1997 to March 1998, Mr. Steward worked as an independent consultant, primarily with Thermoscan, Inc. and Braun AG, assisting with financial and operational issues. From March 1996 to September 1997, Mr. Steward served as President and General Manager of Thermoscan, Inc. From January 1992 to March 1996, he served as Executive Vice President of Finance and Administration and Chief Financial Officer of Thermoscan, Inc.

Kenneth V. Biller, age 57, was appointed President, Global Operations in February 2005. Prior to this, Mr. Biller served as our Executive Vice President of Operations since October 1999, Senior Vice President of Operations from August 1998 to October 1999, Senior Vice President of Manufacturing/Supply Chain from January 1998 to August 1998, Senior Vice President and General Manager of Lighting Products & Industrial from 1996 to January 1998 and Vice President and General Manager of Lighting Products & Industrial from 1995 to 1996. Mr. Biller joined us in 1972 and has held numerous other positions, including Director of Technology/Battery Products and Vice President of Manufacturing.

Remy E. Burel, age 54, has served as our President, Europe/ROW since January 2004. From October 2002, upon our acquisition of substantially all of the consumer battery division of VARTA AG, until December 2003, Mr. Burel served as our Executive Vice President—Europe. Before the acquisition, Mr. Burel had been Chief Executive Officer of VARTA Gerätebatterie GmbH since January 2, 2000. From May 1990 to December 1999, Mr. Burel held positions of increasing responsibility at VARTA as International Marketing Manager, Geographical Area Manager (France, Spain and Portugal), Profit Center Manager (general purpose batteries) and Divisional Board Member. Mr. Burel started his career at Gillette/Braun and held six different positions in controlling and marketing in the United States, France and Germany from 1975 to 1988.

Luis A. Cancio, age 66, has served as our President, Latin America since January 2004. From October 2000 until December 2003, Mr. Cancio served as our Executive Vice President—Latin America and from August 1999 to October 2000, he served as our Senior Vice President and General Manager of Latin America. From 1980 to 1996, Mr. Cancio held positions of increasing responsibility at Duracell International Inc., beginning as Vice President in Latin America and ending his tenure as Senior Vice President in other international markets.

John A. Heil, age 53, has served as our President, Global Pet since October, 2005. Prior to that time, he served as President and Chief Executive Officer of United Industries’ United Pet Group from June 2004, when United acquired United Pet Group until February, 2005, when he was named President, United Pet Group, after our acquisition of United. Mr. Heil joined United Pet Group as Chairman and CEO in June 2000. Prior to that time, Mr. Heil spent twenty-five years with the H.J. Heinz Company in various executive management positions including President and Managing Director of Heinz Pet Products, President of Heinz Specialty Pet and Executive Vice President of StarKist Seafood. Mr. Heil also serves as a director of VCA Antech, Inc.

Philip F. Pellegrino, age 65, was appointed our Executive Vice President—Global Sales in January 2005. From April 2004 to December 2004, he provided us with consulting services and from November 2000 to March 2004 he served as one of our directors. Previously, Mr. Pellegrino held the position of President of North American Sales for Kraft Foods Inc. from April 2003 to December 2004. From September 2000 to April 2003, he served as Senior Vice President and President of Sales for Kraft Foods Inc. From 1995 to September 2000, Mr. Pellegrino served as Senior Vice President of Sales and Customer Service for Kraft Foods Inc. Mr. Pellegrino had been employed by Kraft Foods Inc. or its subsidiary, Oscar Mayer, since 1964 in various management and executive positions.

Paul G. Cheeseman, age 47, serves as our Senior Vice President, Product Development. Immediately following our acquisition of Remington Products Company, L.L.C. in September 2003, Dr. Cheeseman assumed all responsibility for Remington product development. Previously, he served as our Senior Vice President—Technology since November 2001 and as our Vice President—Technology from June 1998 to November 2001 and has led all major technology initiatives at the Company since that time. From 1992 to 1998, Dr. Cheeseman held positions of increasing responsibility at Duracell Inc., a division of The Gillette Company, including Director of Operations from 1992 to 1995 and Director of Technology from 1995 to June 1998.

David R. Lumley, age 51, was appointed President, North America effective January 16, 2006. Mr. Lumley joins the Company from his position as President, Rubbermaid Home Products, a division of Newell Rubbermaid, Inc., which he held since January 2004. Prior to his position at Rubbermaid, Mr. Lumley was President and CEO of EAS, a leading sports nutrition company, since August 1999. His background includes more than 25 years experience in the consumer products industry, including having served as President of Brunswick Bicycles, Senior Vice President, Sales and Marketing at Outboard Marine Corporation and in a variety of leadership positions with Wilson Sporting Goods and other companies.

BOARD ACTIONS; BOARD MEMBER INDEPENDENCE;

COMMITTEES OF THE BOARD OF DIRECTORS

During fiscal 2005, our Board of Directors held four regular meetings, three special meetings and acted by unanimous written consent on five occasions. Each director attended all meetings of (a) the Board of Directors held in fiscal 2005 during the period for which he or she served as a director of the Company and (b) the committees of the Board of Directors on which he or she served during the period for which he or she so served. Spectrum does not have a policy that requires the attendance of all directors at our annual meetings of shareholders. However, all the then-current members of our Board of Directors attended our 2005 annual meeting of shareholders and we expect all members of our Board of Directors to attend the Annual Meeting. The non-management directors meet separately in executive session immediately following each regular board meeting. Thomas R. Shepherd is our Lead Director and presides at the non-management executive sessions of the Board of Directors.

Our Board of Directors has affirmatively determined that none of the following directors has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company): John D. Bowlin; Charles A. Brizius; William P. Carmichael; Scott A. Schoen; John S. Lupo; Thomas R. Shepherd; and Barbara S. Thomas. Our Board of Directors has adopted the definition of “independent director” set forth under Section 303A.02 of the New York Stock Exchange listing requirements to assist it in making determinations of independence. The Board of Directors has determined that the directors referred to above currently meet these standards and qualify as independent.

The Board of Directors has designated three principal standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of the three committees is comprised entirely of independent directors. The functions of each committee and the number of meetings held by each committee in fiscal 2005 are noted below.

The Audit Committee, whose current members are John D. Bowlin, William P. Carmichael and Barbara S. Thomas, held five meetings and acted by unanimous written consent on two occasions in fiscal 2005. Mr. Carmichael is the Chairperson of our Audit Committee and our Audit Committee Financial Expert, as defined under Section 407 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC in furtherance of Section 407. Each of the members of the Audit Committee qualifies as independent, as independence is defined in Section 303A.02 of the New York Stock Exchange listing requirements and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Audit Committee has been established in accordance with Section 303A.06 of the New York Stock Exchange listing requirements and Rule 10A-3 of the Securities Exchange Act of 1934, as amended, for the overall purpose of overseeing the Company’s accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for monitoring (1) the integrity of our financial statements, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of our internal audit function and independent auditors and (4) our compliance with legal and regulatory requirements. The responsibilities and authority of the Audit Committee are described in further detail in the Audit Committee Charter, as amended, adopted by the Board of Directors in January 2003. The report of the Audit Committee for fiscal year 2005 is included elsewhere in this proxy statement.

The Compensation Committee, whose current members are William P. Carmichael, John S. Lupo and Thomas R. Shepherd, held five meetings and acted by unanimous written consent on two occasions during fiscal year 2005. Mr. Shepherd is Chairperson of our Compensation Committee. Each of the members of the Compensation Committee qualifies as independent, as independence is defined in Section 303A.02 of the New York Stock Exchange listing requirements and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Compensation Committee is responsible for (1) setting appropriate goals and objectives for CEO Compensation, (2) evaluating and approving the CEO’s performance in light of those goals and objectives and (3) making recommendations to the board about non-CEO, executive officer compensation, incentive compensation and equity based plans. The responsibilities and authority of the Compensation Committee are described in further detail in the Compensation Committee Charter adopted by the Board of Directors in January 2003. Mr. Carmichael was elected to the Compensation Committee in November 2005. Mr. Carmichael did not participate as a member of the Compensation Committee during fiscal 2005. The report of the Compensation Committee for fiscal year 2005 is included elsewhere in this proxy statement.

The Nominating and Corporate Governance Committee, whose current members are John D. Bowlin, Barbara S. Thomas and John S. Lupo, held four meetings in fiscal 2005 and acted by unanimous written consent on one occasion. Ms. Thomas is Chairperson of our Nominating and Corporate Governance Committee. Each of the members of the Nominating and Corporate Governance Committee qualifies as independent, as independence is defined in Section 303A.02 of the New York Stock Exchange listing requirements and Section 10A(m)(3) of the Securities Exchange Act of 1934. The Nominating and Corporate Governance Committee is responsible for (1) recommending to the Board of Directors individuals qualified to serve as our directors and on our committees of the Board of Directors, (2) advising the Board of Directors with respect to board composition, procedures and committees, (3) developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and (4) overseeing the evaluation process of the Board of Directors and our Chief Executive Officer. The responsibilities and authority of the Nominating and Corporate Governance Committee are described in further detail in the Nominating and Corporate Governance Committee Charter adopted by the Board of Directors in January 2003.

Copies of our (i) Corporate Governance Guidelines, (ii) charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, (iii) Code of Business Conduct and Ethics and (iv) Code of Ethics for the Principal Executive Officer and Senior Financial Officers are available at our Internet site at www.spectrumbrands.com under “Investor Relations—Corporate Governance.” Copies will also be provided to any stockholder upon written request to the Vice President, Investor Relations, Spectrum Brands, Inc., 6 Concourse Parkway, Suite 3300, Atlanta, Georgia 30328, via electronic mail at investorrelations@spectrumbrands.com, or by contacting the Vice President, Investor Relations at 770-829-6200. None of the information posted on our website is incorporated by reference into this Annual Report.

DIRECTOR COMPENSATION

For fiscal 2006, each of Messrs. Brizius, Schoen, Bowlin and Lupo will be paid an annual retainer of $40,000 (in four equal installments of $10,000) for their service as directors, Ms. Thomas will be paid an annual retainer of $45,000 (in four equal installments of $11,250) for her service as a director and as Chairperson of the Nominating and Corporate Governance Committee, Mr. Carmichael will be paid an annual retainer of $50,000 (in four equal installments of $12,500) for his service as a director and as Chairperson of the Audit Committee and Mr. Shepherd will be paid an annual retainer of $55,000 (in four equal installments of $13,750) for his service as Chairperson of the Compensation Committee and Lead Director. Mr. DeFeo was paid $11,500 for his service as a director in fiscal 2006 up until his December 31, 2005 resignation, with no further amounts to be paid. Each director shall also receive $1,500 for each meeting of the Board of Directors that he or she attends ($750 if participating telephonically) and $1,500 (or $2,500 in the case of committee chairpersons) for each meeting of a committee of the Board of Directors that he or she attends ($750 or $1,250, respectively, if participating telephonically). Messrs. Brizius and Schoen serve as members of the Board of Directors on behalf of Thomas H. Lee Partners, L.P. Compensation, including equity compensation, for the services of Messrs. Brizius and Schoen as directors is paid to Thomas H. Lee Partners L.P. Further, each of Messrs. Bowlin, Brizius, Carmichael, DeFeo, Lupo, Schoen and Ms. Thomas was granted 3,003 shares of restricted stock and Mr. Shepherd was granted 3,646 shares of restricted stock on October 1, 2005, which restrictions lapse in equal annual installments over a three-year period. Such restricted stock grants due Messrs. Brizius and Schoen were issued to Thomas H. Lee Partners, L.P. Such restricted stock granted to Mr. DeFeo was forfeited to the Company upon his resignation.

For fiscal 2005, each of Messrs. Bowlin, DeFeo, Carmichael, Shepherd, Brizius, Schoen, Lupo and Ms. Thomas received $8,750 per quarter for their service as directors, Mr. Carmichael received an additional $1,250 per quarter for his service as Chairperson of the Audit Committee and Mr. Shepherd received an additional $2,500 per quarter for his service as Lead Director. Each director also received $1,000 for each meeting of the Board of Directors that he or she attended ($500 if participating telephonically) and $1,000 (or $2,000 in the case of committee chairpersons) for each meeting of a committee of the Board of Directors that he or she attended ($500 or $1,500, respectively, if participating telephonically). Mr. Bowlin received $67,500, Mr. Carmichael received $59,500, Mr. DeFeo received $46,500, Mr. Lupo received $55,000, Mr. Brizius received $19,500, Mr. Schoen received $19,500, Mr. Shepherd received $58,500 and Ms. Thomas received $58,500 in cash compensation for their service as our directors and for attending meetings of our Board of Directors and committees in fiscal 2005. Messrs. Brizius and Schoen became members of the Board of Directors on February 7, 2005 and serve on behalf of Thomas H. Lee Partners, L.P. Compensation for the services of Messrs. Brizius and Schoen, including equity compensation, was paid to Thomas H. Lee Partners L.P.

Each of Messrs. Bowlin, Carmichael, DeFeo, Lupo and Ms. Thomas was granted 2,293 shares of restricted stock and Mr. Shepherd was granted 2,675 shares of restricted stock on October 1, 2004, which restrictions lapse in equal annual installments over a three-year period. That portion of such restricted stock granted to Mr. DeFeo where restrictions had not lapsed prior to his resignation were forfeited to the Company upon his resignation. Our non-employee directors were also reimbursed for their out-of-pocket expenses in attending meetings of the Board of Directors. Directors who are also our employees receive no compensation for serving on the Board of Directors.

DIRECTOR NOMINATION PROCESS

Our Board of Directors has established a Nominating and Corporate Governance Committee as described above. The Committee may identify potential board candidates from a variety of sources, including recommendations from current directors or management, recommendations of security holders or any other source the Committee deems appropriate. The Committee may also engage a search firm or consultant to assist it in identifying, screening and evaluating potential candidates. The Committee has been given sole authority to retain and terminate any such search firm or consultant.

In considering candidates for our Board of Directors, the Committee evaluates the entirety of each candidate’s credentials. The Committee considers, among other things: (i) business or other relevant experience; (ii) expertise, skills and knowledge; (iii) integrity and reputation; (iv) the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, expertise, skills and experience; (v) willingness and ability to commit sufficient time to Board of Directors responsibilities; and (vi) qualification to serve on specialized board committees, such as the Audit Committee or Compensation Committee.

Our stockholders may recommend potential director candidates by following the procedure described below. The Nominating and Corporate Governance Committee will evaluate recommendations from stockholders in the same manner that it evaluates recommendations from other sources. If you wish to recommend a potential director candidate for consideration by the Committee, please send your recommendation to, Spectrum Brands, Inc., 6 Concourse Parkway Suite 3300, Atlanta, Georgia, 30328, Attention: Corporate Secretary. Any notice relating to candidates for election at the 2007 annual meeting must be received no earlier than February 9, 2007 and no later than March 6, 2007 in accordance with our Amended and Restated Bylaws. You should use first class, certified mail in order to ensure the receipt of your recommendation. Any recommendation must include: (i) your name and address and a list of the shares of our company that you own; (ii) the name, age, business address and residence address of the proposed candidate; (iii) the principal occupation or employment of the proposed candidate over the preceding ten years and the person’s educational background; (iv) a statement as to why you believe such person should be considered as a potential candidate; (v) a description of any affiliation between you and the person you are recommending; and (vi) the consent of the proposed candidate to your submitting him or her as a potential candidate. You should note that the foregoing process relates only to bringing potential candidates to the attention of the Nominating and Corporate Governance Committee. This process will not give you the right to directly propose a nominee at any meeting of stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of March 15, 2006, by:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock (each, a “5% Shareholder”);

•	our Chief Executive Officer and each of the other four most highly compensated executive officers from fiscal 2005 serving as of March 15, 2006;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Determinations as to the identity of 5% Shareholders is based upon filings with the SEC and other publicly available information. Except as otherwise indicated, we believe, based on the information furnished or otherwise available to us, that each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws. The percentage of beneficial ownership set forth below is based upon 50,742,646 shares of Common Stock issued and outstanding as of the close of business on March 15, 2006. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of March 15, 2006, are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Spectrum Brands, Inc., 6 Concourse Parkway, Suite 3300, Atlanta, Georgia 30328.

Names and Address of Beneficial Owner	Number of Shares		Number of Shares Subject to Options (1)		Percent
Thomas H. Lee Funds c/o Thomas H. Lee Partners, LP 100 Federal Street, 35th Floor Boston, MA 02110	12,738,621	(2)	5,000	(2)	25.11%
Ameriprise Financial Inc. General Counsel’s Office 50591 Ameriprise Financial Center Minneapolis, MN 55474	6,613,405	(3)	0		13.03%
Tremblant Capital Group 712 Fifth Avenue New York, NY 10019	4,402,809	(4)	0		8.68%
Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0317	3,753,051	(5)	0		7.40%
David A. Jones	639,319	(6)	519,445		2.28%
Kent J. Hussey	258,117	(7)	220,006		*
Kenneth V. Biller	171,694	(8)	88,213		*
Remy E. Burel	126,261	(9)	8,500		*
Randall J. Steward	128,345	(10)	208,618		*
John D. Bowlin	14,296	(11)	0		*
Charles A. Brizius	12,738,621	(2)(12)	5,000	(2)	25.11%
William P. Carmichael	10,296	(11)	10,000		*
John S. Lupo	7,796	(11)	10,000
Scott A. Schoen	12,738,621	(2)(13)	5,000	(2)	25.11%
Thomas R. Shepherd	12,738,621	(2)(14)	5,000	(2)	25.11%
Barbara S. Thomas	5,296	(11)	10,000		*
All directors and executive officers of the Company as a group (17 persons)	14,546,622	(15)	1,230,532	(16)	31.09%

*	Indicates less than 1% of the total number of outstanding shares of our Common Stock.
(1)	Reflects the number of shares issuable upon the exercise of options exercisable within 60 days of March 15, 2006.
(2)	Based on information set forth in a Schedule 13D that was filed with the SEC on February 17, 2005 (“Schedule 13D”). The Schedule 13D was filed jointly on behalf of the THL Funds (as defined below) with respect to 12,733,969 shares of Common Stock beneficially owned by the THL Funds, which included 5,000 shares subject to options held by Mr. Shepherd that were exercisable within 60 days of March 15, 2006. The 12,733,969 shares include: 10,593,305 shares directly held by Thomas H. Lee Equity Fund IV, L.P. (“Equity Fund”); 366,192 shares directly held by Thomas H. Lee Foreign Fund IV, L.P. (“Foreign Fund”); 1,031,186 shares directly held by Thomas H. Lee Foreign Fund IV-B, L.P. (“Foreign Fund B”); 2,785 shares directly held by Thomas H. Lee Investors Limited Partnership (“THL Investors”); 68,881 shares directly held by Thomas H. Lee Charitable Investment L.P. (“Charitable Investment”); 666,620 shares directly held by certain other parties affiliated with Thomas H. Lee Partners, L.P. (the “Affiliate Holders”), including the 1997 Thomas H. Lee Nominee Trust, David V. Harkins, the 1995 Harkins Gift Trust, Mr. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Smith Family Limited Partnership, Seth W. Lawry, Kent R. Weldon, Terence M. Mullen, Todd M. Abbrecht, Mr. Brizius, Scott Jaeckel, Soren Oberg, Mr. Shepherd, Wendy L. Masler, Andrew D. Flaster, Robert Schiff Lee 1988 Irrevocable Trust, Stephen Zachary Lee, Charles W. Robins as Custodian for Jesse Lee, Charles W. Robins and James Westra (the Equity Fund, Foreign Fund, Foreign Fund B, THL Investors, Charitable Investment, Affiliate Holders and certain other reporting persons under the Schedule 13D, collectively, the “THL Funds”); and 5,000 shares subject to options held by Mr. Shepherd that were exercisable within 60 days of March 15, 2006.

By virtue of certain relationships among the THL Funds, each person or entity comprising the THL Funds may be deemed to share beneficial ownership of all shares of Common Stock held by the THL Funds. Except to the extent of a pecuniary interest therein, each of the persons and entities comprising the THL Funds expressly disclaims beneficial ownership of the shares held by each of the other persons and entities comprising the THL Funds, except: (a) Advisors does not disclaim beneficial ownership of shares held by Equity Fund, Foreign Fund or Foreign Fund B; (b) Management

Corp. (as defined below) does not disclaim beneficial ownership of shares held by THL Investors; and (c) Thomas H. Lee, an individual U.S. citizen, does not disclaim beneficial ownership of shares held by the 1997 Thomas H. Lee Nominee Trust. THL Equity Advisors IV, LLC, as sole general partner of Equity Fund, Foreign Fund and Foreign Fund B (collectively, the “Advisors Funds”), may be deemed to share voting and dispositive power with respect to 11,990,683 shares beneficially owned by the Advisors Funds. In addition, by virtue of certain relationships among the THL Funds, the THL Funds may constitute a “group” within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934, as amended. As a member of a group, each person and entity of the group may be deemed to beneficially own the shares of Common Stock beneficially owned by the entire group. Each person and entity within the group expressly disclaims beneficial ownership of any shares of Common Stock held by any other person or entity of that group.

THL Investment Management Corp. (“Management Corp.”), as sole general partner of THL Investors, may be deemed to share voting and dispositive power with respect to 2,785 shares beneficially owned by THL Investors. Thomas H. Lee, as General Partner of Charitable Investment, may be deemed to share voting and dispositive power with respect to 68,881 shares beneficially owned by Charitable Investment. Thomas H. Lee, as General Director of Advisors, Chief Executive Officer and sole shareholder of Management Corp., General Partner of Charitable Investment and grantor of the 1997 Thomas H. Lee Nominee Trust, may be deemed to share voting and dispositive power with respect to 12,220,831 shares beneficially held by such entities. Each of the Affiliate Holders has obtained beneficial ownership of less than 1% of the outstanding shares. Each of the Affiliate Holders has sole voting and sole dispositive power with respect to such shares beneficially owned by it, except for The 1995 Harkins Gift Trust, the Smith Family Limited Partnership, the Robert Schiff Lee 1988 Irrevocable Trust and Charles W. Robins as Custodian for Jesse Lee. David V. Harkins may be deemed to share voting and dispositive power over shares held by The 1995 Harkins Gift Trust. Charles W. Robins may be deemed to share voting and dispositive power over shares held by him as Custodian for Jesse Lee.

This amount also reflects a grant of 6,006 shares of restricted stock granted to Thomas H. Lee Advisors, LLC as reported in a Form 4 filed with the SEC on October 5, 2005. These shares are presently held by THL Equity Advisors IV, LLC. THL Equity Advisors IV, LLC is the direct owner of these additional shares and a member of the THL Funds reporting group. As such, each member of the group may be deemed to beneficially own these shares of Common Stock.

This amount also reflects a grant of 3,646 shares of restricted stock given to Mr. Shepherd as reported in a Form 4 filed with the SEC on October 5, 2005. Mr. Shepherd is the direct owner of these additional shares and a member the THL Funds reporting group. As such, each member of the group may be deemed to beneficially own these additional shares of Common Stock.

(3)	Ameriprise Financial, Inc. has shared voting power with respect to 17,642 shares and shares dispositive power with respect to 6,613,405 shares. Information is based on a Schedule 13G filed by Ameriprise Financial, Inc. with the SEC on February 14, 2006.
(4)	Tremblant Capital Group has sole voting power and sole dispositive power over these shares. Information is based on a Schedule 13G filed by Tremblant Capital Group with the SEC on February 14, 2006.
(5)	Wachovia Corporation has sole voting power with respect to 3,688,848 shares, sole dispositive power with respect to 3,730,353 shares and shares dispositive power with respect to 1,540 shares. Information is based on a Schedule 13G filed by Wachovia Corporation with the SEC on February 13, 2006.
(6)	Includes 456,338 shares of restricted stock and 7,672 shares held in the Company’s 401(k) plan.
(7)	Includes 175,431 shares of restricted stock and 901 shares held in the Company’s 401(k) plan.
(8)	Includes 107,618 shares of restricted stock and 4,872 shares held in the Company’s 401(k) plan.
(9)	Includes 90,645 shares of restricted stock.
(10)	Includes 105,076 shares of restricted stock.
(11)	Includes 4,532 shares of restricted stock.
(12)	5,127 shares are held directly by Mr. Brizius. As discussed in note (2) above, Mr. Brizius may be deemed to share beneficial ownership of 12,738,621 shares that may be beneficially owned by the THL Funds, which include the 5,127 shares held by him directly. Except for shares held by him directly or to the extent of a pecuniary interest therein, Mr. Brizius disclaims beneficial ownership of the shares held by each of the other persons and entities comprising the THL Funds.
(13)

30,764 shares are held directly by Mr. Schoen. As discussed in note (2) above, Mr. Schoen may be deemed to share beneficial ownership of 12,738,621 shares that may be beneficially owned by the THL Funds, which include the 30,764 shares held by him directly. Except for shares held by him directly, Mr. Schoen disclaims beneficial ownership of the shares held by each of the other persons and entities comprising the THL Funds.

(14)	10,247 shares are held by Mr. Shepherd directly, of which 5,430 shares are restricted stock. As discussed in note (2) above, Mr. Shepherd may be deemed to share beneficial ownership of 12,738,621 shares that may be beneficially owned by the THL Funds, which include the 6,601 shares held by him directly and the 5,000 shares of Common Stock subject to options held by Mr. Shepherd that were exercisable within 60 days of March 15, 2006. Except for shares held by him directly (including the shares subject to the options referenced in the prior sentence), Mr. Shepherd disclaims beneficial ownership of the shares held by each of the other persons and entities comprising the THL Funds.
(15)	Includes 12,738,621 shares that may be beneficially owned by the THL Funds for which Messrs. Brizius, Schoen and Shepherd disclaim beneficial ownership except to the extent directly owned by them (and, with respect to Mr. Shepherd, the shares subject to the options listed in the table above) or with respect to which they have a pecuniary interest therein, 1,296,153 shares of restricted stock and 18,487 shares held in the Company’s 401(k) plan. This amount includes 50,000 shares of restricted stock held by David R. Lumley who became an executive officer of the Company in January 2006.
(16)	As noted in earlier footnotes, beneficial ownership of Mr. Shepherd’s 5,000 shares of Common Stock subject to options that were exercisable within 60 days of February 15, 2006 can be attributed to THL Funds and Messrs. Brizius, Schoen and Shepherd. However, for purposes of this portion of the table the 5000 shares of Common Stock subject to options are only counted once.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding our equity compensation plans as of September 30, 2005:

Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(1))
Equity compensation plans approved by security holders	1,988,289	$14.64	2,631,564	(2)
Equity compensation plans not approved by security holders	None	Not Applicable	None

Total	1,988,289	$14.64	2,631,564	(2)

(1)	Includes 2,327,484 shares of common stock available for future issuance under the 2004 Rayovac Incentive Plan, 287,818 shares of common stock available for future issuance under the 1997 Rayovac Incentive Plan and 16,262 shares of common stock available for future issuance under the 1996 Rayovac Incentive Plan. In addition to stock options, awards under the 2004 Rayovac Incentive Plan and 1997 Rayovac Incentive Plan may take the form of restricted stock and other stock-based awards specified in the 1997 Rayovac Incentive Plan. If such awards are granted, they will reduce the number of shares available for issuance pursuant to future stock option awards.
(2)	This amount excludes an aggregate of 1,791,333 shares of restricted stock awards outstanding as of September 30, 2005 for which the restrictions have not lapsed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely upon review of Forms 3, 4 and 5 (and amendments thereto) furnished to us during or in respect of the fiscal year ended September 30, 2005, we are not aware of any director or executive officer who has not timely filed reports required by Section 16(a) of the Exchange Act during or in respect of such fiscal year except for the inadvertent late reporting by John D. Bowlin of one purchase of stock.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth the fiscal 2005, fiscal 2004 and fiscal 2003 compensation paid to our Chief Executive Officer and each of the other four most highly compensated executive officers serving as of September 30, 2005 (the “Named Executive Officers”).

		Annual Compensation					Long-Term Compensation			All Other Compensation ($)
Name and Principal Position	Fiscal Year	Salary($)		Bonus($)(1)	Other Annual Compensation($)		Restricted Stock Awards($)		Securities Underlying Options(#)
David A. Jones,	2005	$918,500		$938,000	$272,000	(2)	$5,830,000	(3)	—	$7,430,000	(4)
Chairman of the Board	2004	700,000		784,000	1,444,000	(5)	1,263,000	(6)	—	4,095,000	(7)
and Chief Executive Officer	2003	718,500		565,000	407,000	(8)	1,400,000	(9)	175,000	—

Kent J. Hussey,	2005	548,500		462,000	159,000	(10)	3,712,500	(11)	—	1,425,500	(7)
President and Chief	2004	460,000		365,000	294,000	(12)	592,000	(6)	—	2,303,000	(7)
Operating Officer	2003	435,000		116,000	198,000	(13)	761,000	(9)	75,000	—

Kenneth V. Biller	2005	412,500		281,000	136,500	(14)	2,643,000	(11)	—	1,529,000	(7)
Executive Vice President	2004	344,000		243,000	148,000	(15)	335,000	(6)	—	2,258,000	(7)
of Operations	2003	325,000		73,000	120,000	(16)	347,000	(9)	50,000	—

Remy E. Burel,	2005	477,000		358,000	29,000	(17)	2,345,500	(11)	—	—
President—Europe/	2004	418,000		296,000	8,000	(18)	335,000	(6)	—	—
Rest of World	2003	352,000		32,000	17,000	(19)	520,000	(9)	50,000	—

Randall J. Steward,	2005	428,000		281,000	118,000	(20)	2,573,500	(11)	—	791,500	(7)
Executive Vice President	2004	360,000		218,500	211,000	(21)	361,000	(6)	—	—
and Chief Financial Officer	2003	108,500	(22)	325,000	115,000	(23)	355,000	(9)	50,000	—

(1)	Bonus payouts based on preceding fiscal year results.
(2)	Includes approximately $37,000 for use of a company-owned automobile, $44,500 related to personal use of Company aircraft and $191,000 related to a supplemental executive retirement program.
(3)	Represents the value of the restricted stock on the date of grant (October 1, 2004). An aggregate of 223,539 shares was granted on such date pursuant to the terms of Mr. Jones’s employment agreement then in effect, and the aggregate value of such shares at September 30, 2005 was $5,264,343. The restrictions on 8,597 of such shares lapsed on December 1, 2005, and the restrictions on 8,597 of such shares are scheduled to lapse on December 1, 2006, 8,597 on December 1, 2007, 137,562 on September 30, 2008 and 34,391 on September 30, 2009. The lapse of restrictions on 25,793 of such shares is subject to the achievement of certain performance goals. Assuming such goals are met, the restrictions on 8,597 of such shares are scheduled to lapse on December 1, 2006 and 8,597 on December 1, 2007.

(4)	Includes approximately $5,651,000 in compensation from the exercise of stock options and $1,779,000 in deferred compensation paid during the period covered by this report.
(5)	Includes approximately $993,000 related to the waiver of a right to purchase a residence from Spectrum.
(6)	Represents the value of the restricted stock on the date of grant (October 1, 2003). The aggregate number of shares of restricted stock awarded on October 1, 2003 and the aggregate value at September 30, 2005 was as follows: Mr. Jones—83,904 shares, $1,975,939; Mr. Hussey—39,384 shares, $927,493; Mr. Biller—22,260 shares, $524,223; Mr. Burel—22,260 shares, $524,223; and Mr. Steward—23, 973 shares, $564,564. With respect to the restricted stock grants of Messrs. Jones, Hussey, Biller, Burel and Steward, fifty percent of each restricted stock grant is subject to time-based restrictions and the other fifty percent is subject to performance-based restrictions. Restrictions on one-third of the time-based restricted stock lapsed on each of October 1, 2004 and October 1, 2005 and one-third are scheduled to lapse on October 1, 2006. Subject to the achievement of certain company performance goals, restrictions on one-third of the performance-based restricted stock grants lapsed or are scheduled to lapse during November, 2006. If the specified performance goals are not met in any fiscal year, the restrictions with respect to such performance-based restricted stock shall lapse the following year. We may, at the discretion of the Board of Directors, pay or defer dividends, if declared, until the expiration of restrictions.
(7)	Represents compensation from the exercise of stock options.
(8)	Includes approximately $105,000 related to a supplemental retirement program, $52,000 related to personal use of a Spectrum aircraft, $57,000 related to interest on the promissory note in the aggregate principal amount of $500,000 with an annual interest rate of 7% to partially fund his purchase of certain shares of our common stock in connection with our 1996 recapitalization and $63,000 related to a Spectrum provided residence.
(9)	Represents the value of the restricted stock on the date of grant (October 1, 2002). The aggregate number of shares of restricted stock awarded on October 1, 2002 and the aggregate value at September 30, 2005 was as follows: Mr. Jones—114,754 shares, $2,702,457; Mr. Hussey—62,397 shares, $1,469,449; Mr. Biller—28,415 shares, $669,173; Mr. Burel—42,623 shares, $1,003,772; and Mr. Steward—28,415 shares, $669,173. The restrictions on all of the shares granted to Messrs. Jones, Biller, Burel and Steward and on all but 20,799 of Mr. Hussey’s shares lapsed on October 1, 2005. The restrictions on the remaining 20,799 shares granted to Mr. Hussey are scheduled to lapse on October 1, 2006. We may, at the discretion of the Board of Directors, pay or defer dividends, if declared, until the expiration of the restrictions.
(10)	Includes approximately $24,000 for use of a company-owned automobile, $20,000 related to the use of Company aircraft and $115,000 related to a supplemental executive retirement program.
(11)

Represents the value of the restricted stock on (a) October 1, 2004, the date of grant of the shares granted pursuant to the respective employment agreements in effect at such time, and on (b) April 1, 2005, the date of grant of the shares granted based on participation in our equity-based compensation plans and on grants under superior achievement award agreements (the “Superior Achievement Award Agreements”). The aggregate number of shares of restricted stock awarded on October 1, 2004 pursuant to their respective employment agreements in effect at such time and the aggregate value at September 30, 2005 was as follows: Mr. Hussey—23,882, $562,421; and each of Messrs. Biller, Burel and Steward—14,328, $337,424. The restrictions on 3,980 of Mr. Hussey’s shares lapsed on December 1, 2005 and 3,980 shares are scheduled to lapse on December 1 of each of 2006 and 2007. The lapse of restrictions on 11,941 of Mr. Hussey’s shares is subject to the achievement of certain performance goals. Assuming such goals are met, the restrictions on 3,980 of such shares are scheduled to lapse on December 1, 2006 and 3,980 on December 1, 2007. The restrictions on 2,388 of each of Messrs. Biller’s, Burel’s and Steward’s shares lapsed on December 1, 2005 and 2,388 shares are scheduled to lapse on December 1 of each of 2006 and 2007. The lapse of restrictions on 7,164 of each of Messrs. Biller’s, Burel’s and Steward’s shares is subject to the achievement of certain performance goals. Assuming such goals are met, the restrictions on 4,776 of such shares are scheduled to lapse on December 1, 2006 and 2,388 on December 1, 2007. The aggregate number of shares of restricted stock awarded on April 1, 2005 based on participation in our equity-based compensation plans and the aggregate value at September 30, 2005 was as follows: Mr. Hussey—40,000 shares, $942,000; Mr. Biller—25,000 shares, $588,750; Mr. Burel—25,000 shares, $588,750; and Mr. Steward—25,000 shares, $588,750. With respect to the shares received by Messrs. Hussey and Biller, the restrictions on 50% of the shares are scheduled to lapse on October 1, 2006 and 50% scheduled to lapse on October 1, 2007. With respect to the shares received by Messrs. Burel and Steward, the restrictions on all shares are scheduled to lapse on October 1, 2008.

The aggregate number of shares of restricted stock awarded on April 1, 2005 based on grants under Superior Achievement Award Agreements and the aggregate value at September 30, 2005 was as follows: Mr. Hussey—35,638 shares, $839,275; Mr. Biller—30,547 shares, $719,382; Mr. Burel—23,274 shares, $548,103; and Mr. Steward—28,850 shares, $632,318. The restrictions on all shares granted under Superior Achievement Award Agreements lapse on February 7, 2008 if we achieve certain performance goals.

(12)	Includes approximately $78,000 related to relocation and approximately $167,000 related to a supplemental executive retirement program.
(13)	Includes approximately $121,000 related to a supplemental executive retirement program.
(14)	Includes approximately $7,000 in compensation relating to accrued, unused vacation time, for $19,000 for use of a company-owned automobile, $16,500 related to personal use of Company aircraft and $94,000 related to a supplemental executive retirement program.
(15)	Includes approximately $124,000 related to a supplemental executive retirement program.
(16)	Includes approximately $89,000 related to a supplemental executive retirement program.
(17)	Includes approximately $21,000 relating to travel by spouse, $8,000 for use of a company-owned automobile and $600 relating to benefits from accident insurance.
(18)	Includes approximately $7,000 for use of a company-owned automobile.
(19)	Includes approximately $10,000 for relocation and approximately $5,000 for use of a company-owned automobile.
(20)	Includes approximately $8,000 for relocation, $20,000 for use of a company-owned automobile and $90,000 related to a supplemental executive retirement program.
(21)	Includes approximately $65,000 for relocation, $18,000 for use of a company-owned automobile and $128,000 related to a supplemental executive retirement program.
(22)	Salary paid only between May 31, 2003 and September 30, 2003 due to Mr. Steward’s leave of absence.
(23)	Includes approximately $23,000 for use of a company-owned automobile and $92,000 related to a supplemental executive retirement program.

Option Grants and Exercises

There were no grants of options or stock appreciation rights during fiscal 2005 to the Named Executive Officers.

The following table sets forth information concerning options to purchase Common Stock held by the Named Executive Officers.

Aggregated Option Exercises In Fiscal 2005 And Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) (Exercisable/ Unexercisable)	Value of Unexercised In-the-money Options at Fiscal Year End ($)(1) (Exercisable/ Unexercisable)
David A. Jones	164,350	$5,650,841	489,695/59,500		$6,205,751/$675,325
Kent J. Hussey	54,350	$1,425,501	207,356/25,500		$986,219/$289,425
Kenneth V. Biller	61,187	$1,529,136	79,713/17,000		$429,603/$192,950
Remy E. Burel	33,000	$991,676	— /17,000	$	— /$192,950
Randall J. Steward	30,000	$791,508	200,118/33,829		$1,512,471/$370,496

(1)	These values are calculated using the $23.55 per share closing price of the Common Stock as quoted on the NYSE on September 30, 2005.

Supplemental Executive Retirement Plan

We provide a supplemental executive retirement plan for eligible employees. The Board of Directors determines which employees are eligible to participate in the plan. Currently, only our Named Executive Officers and certain other executive officers participate in the plan. Pursuant to the plan, we establish an account for each plan participant. Each October 1, we credit the account of each participant by an amount equal to 15% of the participant’s base salary. In addition, each calendar quarter we credit each account by an amount equal to 2% of the participant’s account value as of the first day of the plan year containing such calendar quarter. Each participant vests 20% per year in his account after becoming a participant in the plan, with immediate full vesting occurring upon death, disability or a change in our control.

Employment Agreements

We entered into amended and restated employment agreements with each of Kent J. Hussey, Kenneth V. Biller and Randall J. Steward effective as of April 1, 2005 and with David A. Jones effective as of October 1, 2005. One of our German subsidiaries entered into an amended and restated employment agreement with Remy E. Burel effective as of April 1, 2005.

The agreements with Messrs. Hussey, Biller and Steward expire on September 30, 2008 and the agreement with Mr. Jones expires on September 30, 2009. Mr. Burel’s agreement has no specified term, but either party may terminate the agreement at any time upon six months’ notice. Each of these agreements provides that the executive officer has the right to resign and terminate his respective agreement at any time upon at least 60 days’ notice (six months’ notice in the case of Mr. Burel). Upon such resignation, the Company must pay any unpaid base salary through the date of termination to the resigning executive officer. Mr. Jones has the option to relinquish the Chief Executive Officer position on October 1, 2008 and remain as an employee through September 30, 2009, subject to reduction in his salary and bonus.

The agreements with Messrs. Hussey, Biller and Steward provide generally that upon our termination of the executive officer’s employment without cause or for death or disability, we will pay to the terminated executive officer, or such executive officer’s estate, two times the executive officer’s base salary and annual bonus, to be paid out over the following 24 months. Mr. Burel is entitled to three times his base salary and annual bonus, to be paid out over the 36 months following such termination. The agreements with Messrs. Hussey and Biller also provide that if the executive officer resigns upon the occurrence of specified circumstances that would constitute a “constructive termination” (as defined therein), the executive officer’s resignation shall be treated as a termination by us without cause. The agreement with Mr. Jones provides that upon our termination of employment due to death or disability, we will pay Mr. Jones or his estate, as applicable, (a) his base salary over the following 24 months, (b) double the pro rata portion of the annual bonus payable to Mr. Jones (unless the Board determines to pay a greater amount in its sole discretion) and (c) additional salary of $18,500 annually for the remainder of the term. Upon our termination of Mr. Jones’ employment without cause, we will pay him (a) his base salary for the remainder of the term (or 24 months following such termination, if greater), (b) his annual bonus (provided we achieve our performance goals) for the remainder of the term (or 24 months following such termination, if greater) and (c) additional salary of $18,500 annually for the remainder of the term (or 24 months following such termination, if longer).

Under each agreement, we have the right to terminate the executive officer’s employment for “cause” (as defined therein), in which event we shall be obligated to pay to the terminated executive officer any unpaid base salary accrued through the date of termination. Each agreement also provides that, during the term of the agreement or the period of time served as an employee or director, and for one year thereafter, the executive officer shall not provide services of the same or similar kind that he provides to us, have a significant financial interest in any of our competitors or solicit any of our customers or employees.

Under their respective agreements, beginning April 1, 2005, Mr. Hussey became entitled to a base salary of $525,000 per annum, Mr. Biller became entitled to a base salary of $450,000 per annum, Mr. Burel became entitled to a base salary of Euro 375,000 and Mr. Steward became entitled to a base salary of $425,000. Under Mr. Jones’ October 1, 2005 agreement, he is entitled to a base salary of $900,000 plus additional salary of $18,500 for miscellaneous expenses. Our Board of Directors will review these base salaries from time to time and may increase them in its discretion. Each executive officer also is entitled to an annual bonus based upon our achieving certain annual performance goals established by the Board of Directors.

Pursuant to their agreements, Messrs. Jones, Hussey, Biller, Burel and Steward are entitled to participate in the Company’s equity-based compensation plans. Messrs. Hussey, Biller, Burel and Steward received restricted stock grants under our 2004 Incentive Plan (the “2004 Plan”) on April 1, 2005. On this date, Mr. Hussey received 40,000 shares of our Common Stock and Messrs. Biller, Burel and Steward each received 25,000 shares. All of the shares are subject to time-based restrictions. With respect to the shares received by Messrs. Hussey and Biller, the restrictions on 50% of the shares are scheduled to lapse on October 1, 2006 and 50% are scheduled to lapse on October 1, 2007. With respect to the shares received by Messrs. Burel and Steward, the restrictions on all shares are scheduled to lapse on October 1, 2008. In addition, restrictions also lapse on all grants in the event of a change in control, as defined in the 2004 Plan. Upon the termination of a recipient’s employment with us for any reason, such recipient shall forfeit to us all shares for which restrictions have not lapsed as of the date of such termination.

Also on April 1, 2005, we made grants of restricted stock pursuant to the Superior Achievement Award Agreements to each of Messrs. Hussey, Biller, Burel and Steward. The Superior Achievement Award Agreements incorporate the terms of the 2004 Plan. Pursuant to the Superior Achievement Award Agreements, Mr. Hussey received 35,638 shares of our Common Stock, Mr. Biller received 30,547 shares, Mr. Burel received 23,274 shares and Mr. Steward received 28,850 shares. The shares of restricted stock granted pursuant to the Superior Achievement Award Agreements are subject to performance-based restrictions as well as time-based restrictions. The restrictions on some or all of the shares issued pursuant to the Superior Achievement Award Agreements are scheduled to lapse as of February 7, 2008 if certain company performance goals are achieved for the period beginning February 7, 2005 and ending December 31, 2007. The performance measures include measures related to our realization of cost savings related to certain of our acquisitions. To the extent that the required performance goals are not satisfied, so that the restrictions on the shares do not lapse as of February 7, 2008, the restrictions on any remaining shares will lapse as of February 7, 2012, provided that the recipient’s employment with us or our subsidiaries has not terminated prior to that date.

Mr. Jones was awarded a restricted stock grant of shares of our Common Stock with a “Fair Market Value” (as such term is defined in the 2004 Plan) as of October 1, 2005 equal to $2,400,000, subject to certain vesting requirements. Additionally, Mr. Jones was awarded, on October 1, 2005, and will be awarded on each succeeding October 1, through October 1, 2008, shares of Common Stock with a Fair Market Value equal to the greater of $2,225,000 or 225% of his base salary then in effect, subject to certain vesting requirements. Messrs. Hussey, Biller, Steward and Burel will be awarded in fiscal 2005, and will be awarded in each succeeding fiscal year through 2007 (or, in the case of Mr. Burel, each succeeding fiscal year for as long as his agreement remains in effect), shares of Common Stock with a Fair Market Value equal to 150%, 125%, 125% and 100%, respectively, of their base salaries then in effect, subject to certain vesting requirements. Restrictions lapse on all grants in the event of a change in control, as defined in the 2004 Plan. Upon the termination of a recipient’s employment with us for any reason, such recipient shall forfeit to us all shares for which restrictions have not lapsed as of the date of such termination.

Mr. Jones was paid a $2,200,000 retention bonus on October 1, 2005 pursuant to the terms of his employment agreement immediately prior to the October 1, 2005 amendments.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors is comprised of William P. Carmichael, John S. Lupo and Thomas R. Shepherd. Mr. Carmichael was elected to the Compensation Committee in November 2005. No member of our Compensation Committee is currently or has been, at any time since our formation, one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is currently comprised of William P. Carmichael, John S. Lupo and Thomas R. Shepherd. Mr. Carmichael was elected to the Compensation Committee in November 2005. Mr. Carmichael did not participate as a Compensation Committee member during any committee meetings during fiscal 2005. The Compensation Committee determines the compensation of all of the executive officers of Spectrum. The purpose of this report is to inform shareholders of our compensation policies for our executive officers and the rationale for the compensation paid to executive officers in fiscal 2005.

Compensation Procedures and Policies

Our executive compensation philosophy and specific compensation plans tie a significant portion of our executives’ compensation to our success in meeting specified profit, growth and performance goals and to appreciation in our stock price. Our compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve our performance objectives, rewarding individual performance and contributions and linking executive and shareholder interest through equity based plans.

Our executive compensation consists of three key components: base salary, annual incentive compensation and stock based awards, each of which is intended to complement the others and, taken together, to satisfy our compensation objectives. The Compensation Committee’s policies with respect to each of the three components, including the basis for the compensation awarded to our Chief Executive Officer, are discussed below.

Base Salary

Each of our executive officers, including the Named Executive Officers, is party to an employment agreement approved by the Compensation Committee that sets the base salary for each executive officer as well as other terms and conditions of employment. The base salary of each executive officer may be adjusted during the term of the agreement, as approved by the Board of Directors. The Compensation Committee periodically reviews the base salary of the Chief Executive Officer and also considers the recommendation of the Chief Executive Officer with regard to the base salary of all our other executive officers. The Compensation Committee reviews available national survey data regarding salaries of persons holding comparable positions at comparably sized consumer goods companies to establish base salary ranges and then approves, with any modifications it deems appropriate, the base salaries recommended by the Chief Executive Officer for each of the other executive officers.

The terms and conditions of Mr. Jones’ employment were revised by the Compensation Committee and the Board of Directors during fiscal year 2005 in light of the significant increase in the size and complexity of the Company as a result of the United and Tetra Holdings acquisitions. In consideration of the new scope and complexity of Mr. Jones’ position and Mr. Jones’ performance, the Compensation Committee approved an amended and restated employment agreement for Mr. Jones, effective October 1, 2005. See the section of this proxy statement entitled “Employment Agreements” above for further information about the terms and conditions of Mr. Jones’ amended and restated employment agreement. Also, during fiscal year 2005, the Compensation Committee reviewed and discussed various matters relating to the compensation of other executives and key employees of the Company, including the Named Executive Officers in light of the United and Tetra acquisitions and approved entry into employment agreements on April 1, 2005 with certain executives, including the Named Executive Officers, which increased the salary of certain executives and key employees and awarded shares of restricted stock to certain executives and key employees. See the Section of this Proxy Statement entitled “Employment Agreements” above for further information about the increases in base salary to the other Named Executive Officers.

The amount of base salary paid to each Named Executive Officer in fiscal 2005 is set forth in the summary compensation table on page 17.

Annual Incentive Compensation

In fiscal 2005, our executive officers were eligible to participate in an annual incentive bonus plan which called for payments to Mr. Jones based on 100% of his annual salary, to Messrs. Hussey, Biller and Steward based on 75% of each of their annual base salaries and to our other executive officers (with the exception of United executives Mr. Heil, who remains an executive officer of Spectrum, and Mr. Robert Caulk, who served as an executive officer of Spectrum until he resigned his employment with Spectrum in February 2006) based on 50% to 60% of their annual salaries as cash bonuses in the event that we reached 100% of our target financial goals. Bonuses could have exceeded that amount (but in no event could bonuses exceed 150% of targeted amounts) if we exceeded our target financial goals. As the Company did not reach the financial goals necessary to trigger such bonus payments relative to fiscal 2005 performance, no such annual bonuses were paid to Mr. Jones or the other executive officers with the exception of Messrs. Heil and Caulk. Messrs. Heil and Caulk were paid annual bonuses based on fiscal 2005 performance as called for in each of their employment agreements with United or its subsidiaries that was in effect at the time Spectrum acquired United.

In fiscal 2006, our executive officers will be eligible to participate in an incentive bonus plan which provides for payments to Mr. Jones based on 125% of his annual salary, to Messrs. Hussey, Biller, Lumley and Steward based on 75% of each of their annual salaries and to our other executive officers based on 50% to 60% of their annual salaries as cash bonuses in the event that we reach 100% of our target financial goals. Bonuses can exceed that amount (but in no event will bonuses exceed 150% of targeted amounts) if we exceed our target financial goals. If we reach at least 80%, but less than 100%, of our target financial goals, the executive officers may be eligible to receive between 50% and 100% of the incentive bonus payment they would otherwise have been eligible to receive had we reached 100% of our target financial goals.

Stock Based Awards

During fiscal 2005, our executive officers were also eligible to participate in the 1996 Rayovac Incentive Plan (the “1996 Plan), the 1997 Rayovac Incentive Plan (the “1997 Plan”) and the 2004 Rayovac Incentive Plan (the “2004 Plan”).

Under the 1996 Plan, options to acquire up to 2,318,000 shares of Common Stock, in the aggregate, could be granted to select employees and directors under a time-vesting and/or a performance vesting formula at an exercise price equal to the market price of the Common Stock on the date of grant. The time-vesting options become exercisable primarily in equal 20% increments over a five-year period. The performance vesting options become exercisable at the end of ten years with accelerated vesting over each of the first five years if we achieve certain performance goals. Accelerated vesting may also occur upon a sale of Spectrum, as defined in the 1996 Plan. As of February 15, 2006, options with respect to 387,444 shares of Common Stock were outstanding under the 1996 Plan. In 1997, the Board of Directors adopted the 1997 Plan, which replaced the 1996 Plan. No new awards will be granted under the 1996 Plan. Awards, however, may be granted to replace options granted under the 1996 Plan that terminate or expire prior to being exercised.

Under the 1997 Plan, we may grant to employees and non-employee directors stock options, stock appreciation rights, restricted stock and other stock based awards, as well as cash-based annual and long-term incentive awards. Accelerated vesting will occur in the event of a change in control, as defined in the 1997 Plan. Up to 5,000,000 shares of Common Stock may be issued under the 1997 Plan. As of February 15, 2006, 2,699,705 shares of Common Stock underlying stock option grants and unvested restricted stock awards were outstanding under the 1997 Plan. The 1997 Plan expires in August 2007.

In April 2004, the Compensation Committee determined that the 1997 Plan did not have a sufficient number of shares reserved and available for future grants of stock or stock based awards to meet the Company’s anticipated needs over the next several years. As a result, the Compensation Committee recommended, and the Board of Directors and shareholders of the Company approved, the adoption of the 2004 Plan in July 2004. The 2004 Plan is substantially similar to the 1997 Plan. The 2004 Plan reserves and makes available for distribution up to 3,500,000 shares of Common Stock for stock and stock based awards similar in kind to those available under the 1997 Plan. As of February 15, 2006, 2,144,657 shares of Common Stock underlying unvested restricted stock awards were outstanding under the 2004 Plan. The 2004 Plan expires in August 2014.

The restricted stock awards granted to the Named Executive Officers in fiscal 2004 are set forth in the summary compensation table on page 17.

Policy Regarding Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the tax deductibility by a company of compensation in excess of $1,000,000 paid to its chief executive officer and the four next highest compensated executive officers. This limit does not apply, however, to performance-based compensation, as defined in Section 162(m).

The Compensation Committee has not adopted a policy that all compensation must be tax deductible under Section 162(m). In order to maintain ongoing flexibility in the company’s compensation programs, the Compensation Committee reserves the authority to authorize payments or grant awards that may not be deductible if it believes that it is in the best interests of Spectrum and our shareholders. Certain awards of restricted stock granted under our 1997 Incentive Plan and 2004 Incentive Plan do not constitute performance based compensation for purposes of Section 162(m).

The foregoing report is furnished by the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE

Thomas R. Shepherd, Chairman

John S. Lupo

COMPARISON OF TOTAL SHAREHOLDER RETURN

The following graph demonstrates the total shareholder return on an initial investment of $100 on September 30, 2000 through September 30, 2005 for (i) our Common Stock, (ii) the Standard & Poor’s Small Cap 600 Index, (iii) the Russell 2000 Index and (iv) the Russell 2000 Consumer Staples Index. All values assume reinvestment of the full amount of all dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

AUDIT COMMITTEE REPORT

Our Audit Committee consists of John D. Bowlin, William P. Carmichael and Barbara S. Thomas. The Audit Committee operates under, and has the responsibility and authority set forth in, the written charter adopted by the Board of Directors, which can be viewed at the Corporate Governance portion of our website at www.spectrumbrands.com.

The Board of Directors has adopted a written Audit Committee Charter which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 401(h)(2) of Regulation S-K.

Management is responsible for our internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards in the United States of America, evaluating management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s evaluation of the Company’s internal control over financial reporting and issuing their reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the committee has reviewed and discussed with management and KPMG the audited financial statements for the fiscal year ended September 30, 2005, management’s assessment of the effectiveness of the company’s internal control over financial reporting and KPMG’s evaluation of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). KPMG has provided to the committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee has discussed with KPMG that firm’s independence. The committee has concluded that KPMG’s provision of audit and non-audit services to Spectrum and its affiliates is compatible with KPMG’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended September 30, 2005 be included in our Annual Report on Form 10-K filed with the SEC for that year. The Audit Committee also recommended to the Board of Directors that KPMG LLP be appointed as our independent registered public accounting firm for fiscal 2006.

The foregoing report is furnished by the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

William P. Carmichael, Chairman

John D. Bowlin

Barbara S. Thomas

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We held, during a portion of fiscal 2005, various promissory notes described below from certain of our current executive officers, which notes matured in September, 2005.

On July 20, 2000, the Board of Directors authorized loans to Messrs. Jones, Hussey, Biller and Cancio of up to the aggregate principal amounts of $1,950,000, $800,000, $400,000 and $200,000, respectively (collectively, the “Executive Notes”). As of August 11, 2000, Messrs. Jones, Hussey, Biller and Cancio had each executed a promissory note. The largest aggregate amount of indebtedness outstanding at any time during fiscal 2005 for each of the executive officers was as follows: Mr. Jones, $1,700,000; Mr. Hussey, $750,000; Mr. Biller, $400,000; and Mr. Cancio, $200,000. Interest on these promissory notes was adjusted annually to the Internal Revenue Service minimum rate for 3-5 year maturities. The annual interest rate on each of these notes was 4.48% in fiscal year 2005. Each of these promissory notes was secured by a security interest in shares of our Common Stock (including vested options) owned by the respective borrower. Payments of interest on the Executive Notes were due annually and the outstanding principal amount and any unpaid interest on the Executive Notes was payable at maturity. The Executive Notes matured and were paid in full in September 2005.

The purpose of the Executive Notes was to provide the executive officers receiving the loans with access to funds as a component of their compensation program. In July 2000, a significant percentage of the stock options and our Common Stock held by such executive officers were subject to transfer restrictions imposed by a shareholders agreement among Spectrum, the executive officers and the Thomas H. Lee Company (which agreement expired on September 12, 2002). The loans provided the executive officers with access to alternative funds in light of the restrictions imposed by the shareholders agreement on the equity component of the executives’ compensation.

On February 7, 2005, the Company acquired all of the equity interests of United pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”) by and among the Company, Lindbergh Corporation and United dated as of January 3, 2005 filed as an exhibit to the Current Report on Form 8-K filed by the Company on January 4, 2005. Pursuant to the terms of the Merger Agreement, Lindbergh Corporation merged with and into United with United continuing as the surviving corporation (the “Merger”). The purchase price for the acquisition, excluding fees and expenses, consisted of $70 million in cash, 13.75 million shares of Spectrum Common Stock and the assumption of outstanding United indebtedness, which was $911.5 million as of January 21, 2005. The purchase price was determined through negotiations between representatives of the Company, who were operating under supervision and direction of an acquisition committee of the Board of Directors, and representatives of United. The acquisition committee consisted of Messrs. DeFeo, Lupo, Bowlin, Carmichael and Ms. Thomas.

Certain affiliates of Thomas H. Lee Partners, L.P. were the majority shareholders of United immediately prior to the consummation of the Company’s acquisition of United, and as a result of the Company’s acquisition of United, are significant shareholders of the Company. United previously had a professional services agreement with certain affiliates of Thomas H. Lee Partners, L.P. pursuant to which United paid $62,500 per month for management and other consulting services and reimbursed out-of-pocket expenses. In connection with the Merger, the professional services agreement was terminated effective as of the Merger. In addition, two of the Company’s directors, Messrs. Schoen and Brizius, are members of Thomas H. Lee Advisors, LLC, which is the general partner of Thomas H. Lee Partners, L.P., which is the manager of THL Equity Advisors IV, LLC, which, in turn, is the general partner of each of the Thomas H. Lee related funds that were shareholders of United immediately prior to the Merger and now are significant shareholders of the Company.

Mr. Jones, Chairman of the Board and Chief Executive Officer of the Company, and trusts for his family members collectively owned 202,935 shares of United common stock immediately prior to the Merger, which shares were converted into an aggregate of 36,239 shares of Company Common Stock pursuant to the Merger. In addition, Mr. Jones held vested options to acquire 397,065 shares of United common stock at a weighted average exercise price of $2.00 per share, which, pursuant to the terms of the Merger Agreement, were cashed out in an amount equal to the number of shares underlying options having an exercise price less than $5.997 per share multiplied by the amount by which $5.997 exceeded the relevant option exercise price. Mr. Jones was a member of the Board of Directors of United from January 20, 1999 to December 31, 2003 and provided consulting services to United under an agreement that was terminated on September 28, 2004. Mr. Shepherd, a member of the Company’s Board of Directors, is an investor in Thomas H. Lee Equity Fund IV, L.P., a large shareholder of United immediately prior to the Merger and, as a result of the Merger, currently is a large shareholder of the Company.

In connection with the acquisition of United, the Company entered into certain agreements with UIC Holdings, L.L.C. (“Holdings”), the majority stockholder of United as of the date Spectrum entered into the definitive agreement to acquire United, Thomas Lee Partners, L.P. and certain of its affiliates and certain former stockholders of United. The agreements are described below.

On February 7, 2005, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with certain former stockholders of United, including certain affiliates of Thomas H. Lee Partners, L.P. and an affiliate of Banc of America Securities LLC, pursuant to which the Company agreed to prepare and file with the SEC, not later than nine months following the consummation of the acquisition of United on February 7, 2005, a registration statement to permit the public offering and resale under the Securities Act of 1933 on a continuous basis of shares of Common Stock issued in connection with its acquisition of United (the “Shelf Registration Statement”). Pursuant to the Registration Rights Agreement, the Company also granted to the former stockholders of United certain rights to require the Company, on not more than three occasions, to amend the Shelf Registration Statement or prepare and file a new registration statement to permit an underwritten offering of shares of the Company’s stock received by them in the acquisition of United as well as certain rights to include those shares in any registration statement proposed to be filed by the Company. In addition, the Registration Rights Agreement prohibits those former stockholders party to the agreement from selling or transferring shares of Common Stock received in the acquisition of United for 12 months following the consummation of that acquisition or from selling or transferring more than 50% of those shares during the 18 month period following the consummation of that acquisition.

On February 7, 2005, the Company entered into a standstill agreement (the “Standstill Agreement”) with Thomas H. Lee Equity Fund IV, L.P., THL Equity Advisors IV, LLC, Thomas H. Lee Partners, L.P. and Thomas H. Lee Advisors, L.L.C. (the “Restricted Parties”). Pursuant to the Standstill Agreement, the Restricted Parties are prohibited until February 7, 2010 from acquiring ownership in excess of 28% of the Company’s outstanding voting capital stock, on a fully-diluted basis, soliciting proxies or consents with respect to the Company’s voting capital stock, soliciting or encouraging third parties to acquire or seek to acquire the Company, a significant portion of the Company’s assets or more than 5% of the Company’s outstanding voting capital stock or joining or participating in a pooling agreement, syndicate, voting trust or other similar arrangement with respect to the Company’s voting capital stock for the purpose of acquiring, holding, voting or disposing of such voting capital stock.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Upon recommendation of the Audit Committee, our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for fiscal 2006. The shareholders are asked to ratify this action of the Board of Directors. Shareholder ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2006 is not required by our Amended and Restated By-Laws, or otherwise, but is being pursued as a matter of good corporate practice. If shareholders do not ratify the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2006, our Board of Directors will consider the matter at its next meeting. KPMG LLP has audited our financial statements since September 12, 1996.

It is anticipated that one or more representatives of KPMG LLP will be present at the Annual Meeting with an opportunity to make a statement, if desired, and will be available to answer appropriate questions from shareholders who are present.

Independent Auditor Fees

The following table summarizes the fees KPMG LLP, our independent auditor, billed to us for each of the last two fiscal years (in millions):

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2005	$4.8	$0.5	$0.1	$—
2004	$1.9	$0.5	$0.1	$—

In the above table, in accordance with the SEC’s definitions and rules, “Audit Fees” are fees we paid KPMG LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K and the review of our financial statements included in Form 10-Qs or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, such as statutory audits required for certain of our foreign subsidiaries. “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. The majority of Audit-Related Fees in 2005 and 2004 were attributable to due diligence services related to acquisitions and advice related to the implementation of Section 404 of the Sarbanes-Oxley Act of 2002. “Tax Fees” are fees for tax compliance, tax advice and tax planning, and for both fiscal 2005 and 2004 such fees were attributable to services for tax-compliance assistance and tax advice. “All Other Fees” are fees for any services not included in the first three categories.

Pre-Approval of Independent Auditor Services and Fees

The Audit Committee pre-approved the fiscal 2005 audit services engagement performed by KPMG LLP. In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee has pre-approved other specified audit, non-audit, tax and other services, provided that the fees incurred by KPMG LLP in connection with any individual non-due diligence engagement do not exceed $100,000 in any 12-month period. The Audit Committee must approve on an engagement by engagement basis any individual non-due diligence engagement in excess of $100,000 in any 12-month period or any individual engagement to perform due diligence services pertaining to potential business acquisitions/dispositions and other transactions and events in excess of $1,000,000 in any 12-month period. The Audit Committee has delegated to its Chairman the authority to pre-approve any other specific audit or specific non-audit service which was not previously pre-approved by the Audit Committee, provided that any decision of the Chairman to pre-approve other audit or non-audit services shall be presented to the Audit Committee at its next scheduled meeting.

The Board of Directors recommends a vote FOR Proposal No. 2 to ratify the appointment of KPMG LLP as Spectrum’s independent registered public accounting firm for fiscal 2006.

OTHER MATTERS

The Board of Directors knows of no items of business to be brought before the Annual Meeting other than as described above. If any other items of business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgment with respect to any such items. Discretionary authority for them to do so is contained in the enclosed proxy card.

COMMUNICATIONS TO THE BOARD

The Board welcomes communications from shareholders. Generally, shareholders who have questions or concerns should contact our Vice President, Investor Relations at (770) 829-6200 or via electronic mail at investorrelations@spectrumbrands.com. Stockholders and other interested parties may contact any member (or all members) of the board, the lead director, the non-management directors as a group, any board committee or any chairperson of any such committee by mail or electronically. To communicate with the board of directors, any individual director, the lead director, the non-management group or any committee of directors, correspondence should be addressed to the board of directors or any such individual directors or group or committee of directors by either name or title. All such correspondence should be sent to Spectrum Brands, Inc., Attention General Counsel, 6 Concourse Parkway, Suite 33300, Atlanta, Georgia 30328. To communicate with any of our directors electronically, stockholders should send an email to investorrelations@ spectrumbrands.com.

All communications received as set forth in the preceding paragraph will be opened by the General Counsel for the sole purpose of determining whether the contents represent a message to our directors. The General Counsel will forward copies of all correspondence that, in the opinion of the General Counsel, deals with the functions of the board of directors or its committees or that he or she otherwise determines requires the attention of any member, group or committee of the board of directors.

SHAREHOLDER PROPOSALS

Under the rules and regulations of the SEC, shareholder proposals intended to be presented in our proxy statement for the annual meeting of shareholders to be held in 2007 must be received at our principal executive offices at 6 Concourse Parkway, Suite 3300, Atlanta, Georgia 30328, no later than November 24, 2006 in order to be considered for inclusion in our proxy statement for such meeting.

Under our Amended and Restated By-Laws, proposals of shareholders intended to be submitted for a formal vote (other than proposals to be included in our proxy statement) at the annual meeting of shareholders to be held in 2007 may be made only by a shareholder of record who has given notice of the proposal to the Secretary of Spectrum at our principal executive offices no earlier than February 9, 2007 and not later than March 6, 2007. The notice must contain certain information as specified in our Amended and Restated By-Laws. Any proposal received after March 6, 2007 will not be considered “timely” under the federal proxy rules for purposes of determining whether we may use discretionary authority to vote on such proposal.

ANNUAL REPORT AND FORM 10-K

A copy of our Annual Report on Form 10-K filed with the SEC is available on request by writing to the Vice President, Investor Relations, Spectrum Brands, Inc., 6 Concourse Parkway, Suite 3300, Atlanta, Georgia 30328 or via electronic mail at investorrelations@spectrumbrands.com.

Our Annual Report for the fiscal year ended September 30, 2005, including the financial statements for fiscal 2005, was previously mailed to shareholders. An additional copy of the Annual Report may be obtained by writing to the Vice President, Investor Relations at the above mailing address or electronic mail address.

By Order of the Board of Directors,

James T. Lucke

Secretary

March 24, 2005

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example

This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted as the Board of Directors recommends.

A. Election of Class III Directors for a Three-Year Term 1a. The Board of Directors recommends a vote “FOR” the listed nominees.			Election of Class I Director for a Two-Year Term 1b. The Board of Directors recommends a vote “FOR” the listed nominee.
	FOR	WITHHOLD		FOR	WITHHOLD
01 - John D. Bowlin 02 - William P. Camichael 03 - Kent J. Hussey	☐ ☐ ☐	☐ ☐ ☐	01 - John S. Lupo	☐	☐

B. Issues The Board of Directors recommends a vote “FOR” the following proposal.
FOR AGAINST ABSTAIN
2. To ratify the appointment by the Board of Directors of KPMG LLP as the Company’s independent auditors for 2006			☐ ☐ ☐

DATE:                                                              , 2006

AUTHORIZED SIGNATURE(S) - Sign Here - This section must be completed for your instructions to be executed.

IMPORTANT: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign.

PLEASE DETACH PROXY CARD HERE

PROXY

SPECTRUM BRANDS, INC.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 26, 2006

Attention: Participants in the Rayovac 401(k) Retirement Savings Plan and the Rayovac 401(k) Savings Plan for Hourly Employees

The undersigned, having read the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2006, receipt of which is hereby acknowledged, does hereby appoint and constitute KENT J. HUSSEY and JAMES T. LUCKE, and each or any of them, the attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the Annual Meeting of Shareholders of Spectrum Brands, Inc. to be held at Spectrum Brands, Inc.’s North American headquarters located at 601 Rayovac Drive, Madison, Wisconsin, on Wednesday, April 26, 2006 beginning at 8:00 a.m., local time, and at any postponement or adjournment thereof, with respect to all shares of Common Stock, par value $.01 per share, of the Company, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all the powers that the undersigned would possess if personally present and acting, as indicated on the reverse. They are also given authority to transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

Note from the Trustee:

New York Life Trust Company, as Trustee of the Rayovac 401(k) Retirement Savings Plan and the Rayovac 401(k) Savings Plan for Hourly Employees, has requested that the enclosed proxy materials relative to the securities held by us in your account, but not registered in your name be forwarded to you. Such securities can be voted only by us as holder of record. We shall be pleased to vote your securities in accordance with your wishes if you will execute this proxy card and return it promptly in the enclosed business reply envelope. It is understood that, if you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting.

For this meeting, the extent of our authority to vote your securities in the absence of your instructions, as directed by the Rayovac 401(k) Retirement Savings Plan and the Rayovac 401(k) Savings Plan for Hourly Employees, is that securities for which no voting instructions have been given shall be voted in the same percentage as plan participants’ directed allocated shares are voted. In order to ensure that your securities are voted as you wish, please return your proxy by April 24, 2006.

New York Life Trust Company

(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE

2

COMPANY NUMBER	CONTROL NUMBER

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example

This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted as the Board of Directors recommends.

A. Election of Class III Directors for a Three-Year Term 1a. The Board of Directors recommends a vote “FOR” the listed nominees.			Election of Class I Director for a Two-Year Term 1b. The Board of Directors recommends a vote “FOR” the listed nominee.
	FOR	WITHHOLD		FOR	WITHHOLD
01 - John D. Bowlin 02 - William P. Camichael 03 - Kent J. Hussey	☐ ☐ ☐	☐ ☐ ☐	01 - John S. Lupo	☐	☐

B. Issues The Board of Directors recommends a vote “FOR” the following proposal.
FOR AGAINST ABSTAIN
2. To ratify the appointment by the Board of Directors of KPMG LLP as the Company’s independent auditors for 2006			☐ ☐ ☐

DATE:                                                              , 2006

AUTHORIZED SIGNATURE(S) - Sign Here - This section must be completed for your instructions to be executed.

IMPORTANT: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., give title as such. If joint account, each joint owner should sign.

PLEASE DETACH PROXY CARD HERE

PROXY

SPECTRUM BRANDS, INC.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 26, 2006

This Proxy is solicited by the Board of Directors for use at the Spectrum Brand, Inc. Annual Meeting of Shareholders on April 26, 2006 or any postponement(s) or adjournment(s) thereof.

The undersigned, having read the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 24, 2006, receipt of which is hereby acknowledged, does hereby appoint and constitute KENT J. HUSSEY and JAMES T. LUCKE, and each or any of them, the attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name of the undersigned to vote and act at the Annual Meeting of Shareholders of Spectrum Brands, Inc. to be held at Spectrum Brands, Inc.’s North American headquarters located at 601 Rayovac Drive, Madison, Wisconsin, on Wednesday, April 26, 2006, beginning at 8:00 a.m., local time, and at any postponement or adjournment thereof, with respect to all shares of Common Stock, par value $.01 per share, of the Company, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all the powers that the undersigned would possess if personally present and acting, as indicated on the reverse. They are also given authority to transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

(IMPORTANT — TO BE SIGNED AND DATED ON REVERSE SIDE)

SEE REVERSE SIDE

4